Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Laird Superfood, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value per $0.001 per share	Rule 457(c)	400,000 (2)	$1.045 (3)	$418,000	$147.60 per million	$61.70
	Total Offering Amounts					$418,000		$61.70
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$61.70

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents 400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable upon the settlement of certain restricted stock units or upon exercise of certain stock options.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the Company's Common Stock as reported on the NYSE American on December 19, 2023.